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                             DISTRIBUTION AGREEMENT

          THIS AGREEMENT made as of the 1st day of May, 2003, by and between Jefferson National Life Insurance Company, a Texas stock life insurance company ("Insurer"), on its own behalf and on behalf of its Separate Accounts, listed on
Exhibit 1 as periodically amended as agreed by the parties (the "Separate Accounts"), and Inviva Securities Corporation, a Delaware corporation and a registered broker-dealer (the "Distributor").

                                   WITNESSETH:

          WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD");

          WHEREAS, the Separate Accounts were established on the dates indicated on Exhibit 1 pursuant to Article 3.75 of the Texas Insurance Code by resolution of Insurer's Board of Directors and registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

          WHEREAS, Insurer proposes to issue, through the Separate Accounts, certain contracts (the "Contracts"), which may be deemed to be securities under the Securities Act of 1933 (the "1933 Act");

          WHEREAS, the parties desire to have the Distributor act as principal underwriter for the Contracts and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with the Distributor (the "Associated Persons"); and

          WHEREAS, the parties desire to have Insurer perform certain services in connection with the sale of the Contracts.

          NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the parties agree as follows:

1. The Distributor will act as the principal underwriter of the Contracts in each state or other jurisdiction where the Contracts may legally be sold. The Distributor may from time to time enter into separate written agreements ("Selling Agreements") on such terms and conditions as the parties may determine not inconsistent with this Agreement, with one or more individuals or organizations which agree to participate in the distribution of the Contracts. Such individuals or organizations ("Dealers") shall be registered as broker-dealers under the 1934 Act and members of the NASD. Each such Dealer and its representatives soliciting applications for Contracts shall be duly and appropriately licensed for the sale of the Contracts under applicable insurance law and/or securities law of each state or other jurisdiction in which the Dealer or representative is required to be so licensed. The Selling Agreements shall

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       be in such form as approved by Insurer. The Distributor may, under the direction of the Insurer, perform such services as Insurer requests to assist with the recruitment of and support of Dealers.

2. The Distributor will assume such supervisory responsibility for the securities activities of, and for securities law compliance by, its Associated Persons, as is required by applicable federal and state law and NASD requirements, including the NASD Conduct Rules. The Distributor will have such responsibility as is contemplated by Section 15(b)(4)(E) of the 1934 Act in connection with the training, supervision and control of its Associated Persons. The parties understand that certain sales literature and materials intended for use in connection with the sale of Contracts may require filings with and/or approvals from the SEC, NASD and other regulatory authorities. In advance of using any such literature or materials, the Distributor will obtain the approval of Insurer and will make any such required regulatory filing or seek any such required approval. The Distributor will provide appropriate training materials for its Associated Persons, use its best efforts to prepare them to complete satisfactorily any and all applicable NASD and state qualification exams, register the Associated Persons as its registered representatives before they engage in securities activities, and supervise them in the performance of such activities. It is understood and agreed that the office of the Distributor at 300 Distillery Commons, Suite 300, Louisville, Kentucky 40206 will be designated the Office of Supervisory Jurisdiction of the Distributor and will perform such functions as are agreed to by Insurer and the Distributor.

3. Distributor shall ensure that any Dealer supervises its registered representatives. Dealers shall assume any legal responsibilities of Insurer and the Separate Accounts for the acts, omissions or defalcations of its registered representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by any such Dealers through their registered representatives shall be transmitted directly to Insurer, and if received in error by Distributor, shall be forwarded to Insurer. Distributor and any such Dealer will establish appropriate procedures to ensure that checks or money orders in payment under the Contracts will be drawn to the order of "Jefferson National Life Insurance Company."

4. The Distributor will be responsible for compliance with respect to the maintenance and preservation in accordance with all applicable federal and state securities laws and regulations, including Rules 17a-3 and 17a-4 under the 1934 Act, of all books and records required to be maintained in connection with the offer and sale of the Contracts being distributed pursuant to this Agreement. Insurer shall maintain and preserve such books and records on behalf of and as the agent for the Distributor in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act. Such books and records shall be the property of the Distributor and shall at all times be subject to inspection by the NASD and the SEC in accordance with Section 17(a) of the 1934 Act. Insurer, acting as agent for the Distributor upon or prior to completion of each transaction for which a confirmation is legally required, will send a written confirmation for each such transaction reflecting the facts of the transaction. Further, all books, records and files established and maintained by the

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       Distributor by reason of its performance under this Agreement shall be maintained in accordance with applicable law and regulation.

5. The Distributor will execute such papers and do such acts and things as shall from time to time be reasonably requested by Insurer for the purpose of (a) maintaining the registration statements relating to the Contracts and the Separate Accounts under the 1933 Act and the 1940 Act, and (b) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state. It will, however, remain the responsibility of Insurer to obtain and maintain all necessary approvals and registration of the Contracts with all relevant regulatory authorities.

6. The Distributor is not authorized to give any information, or to make any representations concerning the Contracts or the Separate Accounts other than those contained in the current registration statement, prospectuses or statements of additional information (as amended from time to time) for the Contracts filed with the SEC or such sales literature and materials as may be authorized by Insurer.

7. Each party hereto shall advise the other promptly of (a) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Accounts or the Contracts, or the right to offer the Contracts for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change in the registration statements or prospectuses or statements of additional information in order to make the statements therein not misleading.

8. There shall be no net compensation for either the services provided by the Distributor or the services provided by Insurer in connection with this Agreement. Insurer may pay, on behalf of Distributor, by mutual agreement of the parties, any compensation to any Dealers and their registered representatives due under the terms of any Selling Agreement.

       Insurer will reimburse the Distributor for all costs and expenses incurred by the Distributor in furnishing the services, materials, and supplies required by the terms of this Agreement. The charge to Insurer for such services, materials, and supplies shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Insurer by Distributor, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

       The bases for determining such charges to Insurer shall be those used by Distributor for internal cost distribution including, where appropriate, unit costs or time records prepared at least annually for this purpose. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Distributor on behalf of Insurer.

       Cost analyses will be made at least annually by Distributor to determine, as closely as possible, the actual cost of furnishing services, materials, and supplies required

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       by the terms of this Agreement. Distributor shall forward to Insurer the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of costs incurred by Distributor on behalf of Insurer.

       Within thirty (30) days after the end of each calendar quarter, Distributor will submit to Insurer, via an intercompany settlement process, a statement of the charges due from Insurer to Distributor in the preceding calendar quarter, including charges not included in any previous statements, and, unless such amount is disputed by Insurer, any balance payable or to be refunded as shown in such statement shall be paid or refunded within thirty (30) days following receipt of such statement by Insurer.

       If Insurer objects to any determination of the amount owed by Insurer, it shall so advise Distributor within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Insurer and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Distributor and Insurer, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Distributor and Insurer.

9. The obligations of the Distributor under this Agreement relate solely to its status as the principal underwriter of the Contracts.

10. The services of the Distributor and Insurer under this Agreement are not deemed to be exclusive and the Distributor and Insurer shall be free to render similar services to others, including, without limitation, such other separate investment accounts as are now or hereafter established by Insurer, any affiliate of Insurer, the Distributor or any affiliate of the Distributor.

11. This Agreement may be terminated (a) at any time by either party upon not less than 60 days' written notice to the other party; or (b) at any time upon the mutual written consent of the parties. The Distributor shall not assign nor delegate its responsibilities under this Agreement without the written consent of Insurer.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                   JEFFERSON NATIONAL LIFE INSURANCE COMPANY, on its own behalf and on behalf of the Separate Accounts


                   By: /s/ Shane W. Gleeson
                       ----------------------------------

                   Print Name: Shane W. Gleeson

                   Title: President


                   INVIVA SECURITIES CORPORATION


                   By: /s/ Craig A. Hawley
                       ----------------------------------

                   Print Name: Craig A. Hawley

                   Title: President, General Counsel and Secretary

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                                    EXHIBIT 1

Variable Annuity Account C

Variable Annuity Account E

Variable Annuity Account F

Variable Annuity Account G

Variable Annuity Account H

Variable Annuity Account I

Variable Annuity Account L

Advisor Variable Annuity Account

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